Exhibit 99.2

Hologic, Inc.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On December 30, 2019, Hologic, Inc. (the “Company”) completed the sale of its Medical Aesthetics business to an affiliate of investment funds managed by Clayton, Dubilier & Rice, LLC ("Buyer")(the "Transaction"). The Medical Aesthetics business offers a portfolio of aesthetic treatment systems, including SculpSure, PicoSure, MonaLisa Touch and TempSure that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, reduce fat through laser lipolysis, reduce cellulite, clear nails infected by toe fungus, ablate sweat glands, improve gynecologic health and use a radio frequency, or RF, energy-sourced platform to perform non-surgical and surgical aesthetics treatments (the "Business"). The Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with the Buyer on November 20, 2019 pursuant to which (i) the Company would sell to the Buyer all of the Company's right, title and interest in the Business and (ii) the Company would sell to the Buyer all right, title and interest to the intellectual property of the Business, for an aggregate purchase price of $205 million in cash, subject to certain closing adjustments as set forth in the Purchase Agreement. At closing on December 30, 2019, the Company received $153.4 million, which was based on current estimates of net working capital and other items, resulting in net cash proceeds of approximately $142 million. The purchase price remains subject to adjustment upon finalization pursuant to the terms of the Purchase Agreement.
The unaudited pro forma consolidated balance sheet as of September 28, 2019 is presented as if the sale of the Business had occurred on September 28, 2019. The unaudited pro forma condensed consolidated statement of income for the year ended September 28, 2019 is presented as if the sale of the Business had occurred on September 29, 2018.
The estimated net loss resulting from the sale of the Business is included as an adjustment to accumulated deficit in the unaudited pro forma condensed consolidated balance sheet as of September 28, 2019 and is not reflected as an adjustment to the unaudited pro forma condensed consolidated statement of income.
This unaudited pro forma condensed financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended September 28, 2019, as filed with the Securities and Exchange Commission.
The following unaudited pro forma condensed consolidated information is derived from the Company's historical consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are based on available information and certain assumptions considered reasonable by management.
This unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the disposition been effected on the assumed dates, nor is it necessarily indicative of the Company’s future operating results.

Hologic, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended September 28, 2019

	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Product	$2,771.3	$(253.0)	a	$2,518.3
Service and other	596.0	(62.6)	a	533.4
	3,367.3	(315.6)		3,051.7
Costs of revenues:
Product	948.7	(94.9)	a	853.8
Amortization of intangible assets	318.5	(65.3)	a	253.2
Impairment of intangible assets and equipment	578.7	(578.7)	a	—
Service and other	350.5	(51.6)	a	298.9
Gross Profit	1,170.9	474.9		1,645.8
Operating expenses:
Research and development	232.2	(27.1)	a	205.1
Selling and marketing	564.9	(111.5)	a	453.4
General and administrative	332.3	(27.9)	a	304.4
Amortization of intangible assets	52.0	(14.3)	a	37.7
Impairment of intangible assets and equipment	106.7	(106.7)	a	—
Restructuring charges	6.6	(1.2)	a	5.4
	1,294.7	(288.7)		1,006.0
(Loss) income from operations	(123.8)	763.6		639.8
Interest income	4.6	—		4.6
Interest expense	(140.8)	1.3	a	(139.5)
Debt extinguishment loss	(0.8)	—		(0.8)
Other income, net	3.1	1.1	a	4.2
(Loss) income before income taxes	(257.7)	766.0		508.3
(Benefit) provision for income taxes	(54.1)	149.9	b	95.8
Net (loss) income	$(203.6)	$616.1		$412.5
Net (loss) income per common share:
Basic	$(0.76)			$1.53
Diluted	$(0.76)			$1.52
Weighted average number of shares outstanding:
Basic	269,413			269,413
Diluted	269,413			271,263

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Hologic, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 28, 2019

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$601.8	$134.8	c	$736.6
Accounts receivable, less reserves	648.7	(62.1)	d	586.6
Inventories	444.9	(84.6)	d	360.3
Prepaid income taxes	34.9	—		34.9
Prepaid expenses and other current assets	62.8	(4.9)	d	57.9
Total current assets	1,793.1	(16.8)		1,776.3
Property, plant and equipment, net	470.9	(3.9)	d	$467.0
Intangible assets, net	1,459.8	(60.6)	d	1,399.2
Goodwill	2,563.7	—		2,563.7
Other assets	154.6	(4.9)	d	149.7
Total assets	$6,442.1	$(86.2)		$6,355.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$271.4	$—		$271.4
Accounts payable	186.5	(15.0)	d	171.5
Accrued expenses	430.9	(32.6)	d, f	398.3
Deferred revenue	179.5	(15.5)	d	164.0
Current portion of capital lease obligations	1.8	—		1.8
Total current liabilities	1,070.1	(63.1)		1,007.0
Long-term debt, net of current portion	2,783.6	—		2,783.6
Capital lease obligations, net of current portion	19.2	—		19.2
Deferred income tax liabilities	275.3	(22.3)	g	253.0
Deferred revenue	15.8	(0.4)	d	15.4
Other long-term liabilities	162.4	—		162.4
Stockholders’ equity:
Preferred stock	—	—		—
Common stock	2.9	—		2.9
Additional paid-in-capital	5,769.8	—		5,769.8
Accumulated deficit	(2,688.7)	(0.4)	e	(2,689.1)
Treasury stock, at cost	(926.0)	—		(926.0)
Accumulated other comprehensive loss	(42.3)	—		(42.3)
Total stockholders’ equity	2,115.7	(0.4)		2,115.3
Total liabilities and stockholders’ equity	$6,442.1	$(86.2)		$6,355.9
See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Hologic, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(Unaudited)

1. Accounting Policies

Assets Held for Sale and Discontinued Operations

Assets Held for Sale
The Company classifies a disposal group to be sold as held for sale in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the disposal group; the disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such disposal groups; an active program to locate a buyer and other actions required to complete the plan to sell the disposal group have been initiated; the sale of the disposal group is probable, and transfer of the disposal group is expected to qualify for recognition as a completed sale within one year; the disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. As of November 20, 2019, the Business met the criteria to be classified as held for sale, and the Company disclosed the sale of the Business as a subsequent event in its Form 10-K for the year ended September 28, 2019. Upon determining that a disposal group meets the criteria to be classified as held for sale, the Company reports the assets and liabilities of the disposal group as held for sale in that period in its consolidated balance sheet. The Business will be classified as assets held for sale in its Form 10-Q for the three months ended December 28, 2019.

A disposal group that is classified as held for sale is initially measured at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a disposal group until the date of sale. The fair value of a disposal group less any costs to sell is assessed each reporting period it remains classified as held for sale and any subsequent changes are reported as an adjustment to the carrying value of the disposal group, as long as the new carrying value does not exceed the carrying value of the disposal group at the time it was initially classified as held for sale.

Discontinued Operations
Beginning on September 27, 2015, the Company adopted revised guidance for discontinued operations that raises the threshold for a disposal to qualify as a discontinued operation. In determining whether a disposal of a component of an entity or a group of components of an entity is required to be presented as a discontinued operation, the Company is required to evaluate whether the disposal represents a strategic shift that had, or will have, a major effect on its operations and financial results. A component of an entity comprises operations and cash flows that can be clearly distinguished both operationally and for financial reporting purposes. In the event a disposal represents a strategic shift, then the results of operations of the group of assets being disposed of (as well as any gain or loss on the disposal transaction) are presented separately from the Company’s continuing operating results in the consolidated financial statements.

In determining whether or not this disposal qualified to be reported as discontinued operation, the Company considered a number of quantitative and qualitative factors and concluded that the disposal of the Business does not qualify for discontinued operations reporting as the Business has not had and will not have a major effect on the Company's operations and financial results. Therefore, the disposal is not reported as a discontinued operation.

The unaudited pro forma consolidated balance sheet as of September 28, 2019 is presented as if the sale of the business had occurred on September 28, 2019. The unaudited pro forma condensed consolidated statement of income for the year ended September 28, 2019 is presented as if the sale of the business had occurred on September 29, 2018.

2. Pro Forma Adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions which are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

(a)
Adjustments to reflect the elimination of revenue, costs of revenue, and operating expenses of the Business. In addition, the Company has entered into a transition services agreement to perform certain services for the Buyer in connection with the Business. These activities are expected to occur over a period of three to fifteen months, however, the Company has not estimated any amounts to be included as pro forma adjustments as these are considered one-time in nature.

(b)
Adjustment represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated based on determining the tax provision for the Company excluding the Business's results of operations from the Company's consolidated results of operations and backing into the pro forma adjustment amount.

(c)	Represents the increase in cash and cash equivalents resulting from consideration received at the close of the Transaction, net of broker fees and cash that will remain with the Business.

(d)	Adjustments to reflect the elimination of assets and liabilities of the Business as of September 28, 2019.

(e)
Adjustment to reflect the estimated after-tax loss of $9.7 million arising from the transaction as of December 30, 2019 using balance sheet balances as of September 28, 2019. The actual loss at closing will be a different amount. In addition, the final purchase price will be required to be allocated to the relative fair values of the multiple elements included in the transaction; the sale of the business and providing various transition services to the Business. This estimated loss on disposal has not been reflected in the unaudited pro forma condensed consolidated statement of income as it is considered to be nonrecurring in nature.

(f)	This adjustment includes establishing a liability for the difference between the fair value and amounts to be charged for certain transition services.

(g)
Adjustment to reflect the reclassification of deferred tax liabilities to taxes payable attributable to the book to tax difference for the Medical Aesthetics intangible assets. Not included in this adjustment is a tax benefit expected to be recorded in the Company's fiscal 2020 financial statements related to the recognition of the Company's outside basis difference in Cynosure, which the Company expects to be able to use in a carryback claim against income taxes paid on its fiscal 2017 divestiture of the blood screening business. The Company estimates it will receive a U.S. cash tax refund of at least $300 million in calendar 2022, however, the amount and timing of such refund could change based on factors outside of the Company's control related to the filing of our carryback claims.